EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Record Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 25, 2012 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $9.2 million, or $0.22 per basic and fully diluted share, for the three months ended September 30, 2012, as compared to net income of $7.3 million, or $0.15 per basic and fully diluted share, for the corresponding 2011 period.

The Company also reported that its Board of Directors has declared a $0.15 quarterly cash dividend on the Company's common stock. The record date for the dividend will be November 5, 2012 and the payment date will be November 16, 2012. Based on the recent trading range of the Company's common stock, the dividend yield is about 4.0%.

"I am extremely pleased to announce record quarterly earnings," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Our EPS growth has been steady and substantial, and our income for the quarter exceeded our previous quarterly high by over 9%." The Company's prior record for quarterly earnings was $8.4 million for the quarter ended March 31, 2012. Mr. Lynch continued, "However, I am keenly aware that the results for the quarter were aided by prepayment income, and the prepayment income usually means the loss of a quality asset. We have delivered tremendous loan growth and are poised to continue to do so, however, the current rate environment increases the difficulty of achieving this goal." Mr. Lynch also addressed a specific area of operations: "The increased nonaccrual loan level is a concern that has my utmost attention. The increase is partially attributable to Oritani's proactive approach toward delinquent borrowers. This process has served us well in the past, and I believe it will again prove to be the prudent long term strategy."

Comparison of Operating Results

Net Income

Net income increased $1.9 million to $9.2 million for the quarter ended September 30, 2012, from $7.3 million for the corresponding 2011 quarter. The primary cause of the increased income was increased net interest income and a lower provision for loan losses.

Interest Income

The components of interest income changed as follows:

	Three months ended		Increase / (decrease)
	September 30,				Average
	2012	2011	$	%	Balance	Yield
	(dollars in thousands)
Interest on mortgage loans	$ 29,082	$ 25,929	$ 3,153	12.16%	$309,355	-0.30%
Interest on securities HTM and dividends on FHLB stock	407	299	108	36.12%	10,736	-0.08%
Interest on securities AFS	74	382	(308)	-80.63%	(87,037)	0.04%
Interest on MBS HTM	234	249	(15)	-6.02%	(1,212)	-0.08%
Interest on MBS AFS	2,024	2,858	(834)	-29.18%	(69,582)	-0.40%
Interest on federal funds sold and short term investments	1	29	(28)	-96.55%	(41,188)	-0.02%
Total interest income	$ 31,822	$ 29,746	$ 2,076	6.98%	$121,072	0.09%

Two of the Company's previously discussed strategic business decisions are evident in the changes in average balance in the above schedule. The Company's primary focus is organic growth of multifamily and commercial real estate loans. This strategy has been successful as the average balance of loans grew $309.4 million for the quarter ended September 30, 2012 versus the comparable 2011 period. The largest component of the increase in total interest income was in interest on mortgage loans. Loan originations for the quarter ended September 30, 2012 were $218.0 million. While loan growth remains a strategic objective of the Company, the Company does not expect originations to continue at this pace in fiscal 2013. The yield on the loan portfolio decreased 30 basis points for the quarter ended September 30, 2012 versus the comparable 2011 period. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings. The decrease would have been larger; however, prepayment penalties were higher in the 2012 period. Prepayment penalties are recognized as interest on loans. Prepayment penalties totaled $1.4 million in the 2012 period versus $84,000 in the 2011 period. Prepayment penalty provisions are incorporated into all of the Company's multifamily and commercial real estate loan documents. The penalties are intended to protect the Company from the prepayment of loans or provide the Company with compensation if the loan is prepaid. The current interest rate environment provides an economic incentive for many of our existing loans to refinance, despite the prepayment penalties. Prepayment penalties boosted annualized loan yield by 28 basis points in the 2012 period versus 1 basis point in the 2011 period. The second strategic business decision evidenced in the chart was the determination to no longer deploy the cash flows from the investment portfolio back into new investments. This decision impacted the periods subsequent to September 30, 2011 and was made because the Company determined that the risk/reward profiles of permissible securities no longer warranted additional investment. Consequently, the average balances of virtually all the investment related captions declined from 2011 to 2012. The only average balance caption that showed an increase was securities held to maturity and this was only due to required purchases of FHLB stock. The decision has aided overall yield on interest earning assets as the Company now has a lower percentage of its interest earning assets in lower yielding assets like mortgage backed securities ("MBS"), investment securities and federal funds sold. The 9 basis point increase in yield on interest earnings assets that occurred in 2012 versus 2011, despite a much lower interest rate environment, is partially attributable to this decision.

Interest Expense

The components of interest expense changed as follows:

	Three months ended		Increase / (decrease)
	September 30,				Average
	2012	2011	$	%	Balance	Yield
	(dollars in thousands)
Savings deposits	$ 97	$ 210	$ (113)	-53.81%	$ 11,883	-0.31%
Money market	559	841	(282)	-33.53%	54,372	-0.36%
Checking accounts	135	212	(77)	-36.32%	37,018	-0.23%
Time deposits	1,543	2,420	(877)	-36.24%	(116,323)	-0.33%
Total deposits	2,334	3,683	(1,349)	-36.63%	(13,050)	-0.38%
Borrowings	5,298	5,076	222	4.37%	221,618	-1.01%
Total interest expense	$ 7,632	$ 8,759	$ (1,127)	-12.87%	$ 208,568	-0.39%

The Company continued its strategic objective of increasing core deposits. Significant increases in core account balances have been offset by decreases in time deposits. The average cost of interest bearing deposits decreased 38 basis points over the periods. Market interest rates allowed the Bank to reprice virtually all interest bearing deposits, as well as maturing time deposits, at lower rates, decreasing the cost of funds. The Company considers the costs of alternative sources of funding when pricing time deposits. Consequently, there has been a fairly steady outflow of time deposit balances as certain competitor rates are more attractive to consumers. The average balance of borrowings increased significantly ($221.9 million) over the period while the cost decreased significantly (101 basis points). Overnight borrowings totaled $228.6 million at September 30, 2012. These borrowings had a very low cost associated with them and the rate of interest on these borrowings is expected to remain low for the foreseeable future. However, the Company is aware of the risk inherent in overnight borrowing. As discussed in prior public filings, the Company has taken steps to mitigate the risk associated with its borrowing position through additional long term advances and modifications. During the quarter ended September 30, 2012, the Company committed to $24.3 million in long term advances. The Company will continue to deploy such strategies opportunistically.

Net Interest Income Before Provision for Loan Losses

Net interest income increased by $3.2 million, or 15.3%, to $24.2 million for the three months ended September 30, 2012, from $21.0 million for the three months ended September 30, 2011. A component of the increase was due to the prepayment penalties discussed above. The prepayment penalties boosted the spread and margin for the quarter ended September 30, 2012 by 21 and 22 basis points, respectively. By comparison, prepayment penalties boosted the spread and margin for the quarter ended June 30, 2012 by 10 basis points each. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Net Interest
	Income Before
Quarter Ended	Provision	Spread	Margin
	(in thousands)
September 30, 2012	$ 24,190	3.50%	3.76%
June 30, 2012	23,335	3.40%	3.66%
March 31, 2012	22,298	3.30%	3.58%
December 31, 2011	22,037	3.23%	3.53%
September 30, 2011	20,987	3.02%	3.42%
June 30, 2011	20,843	2.95%	3.40%

The Company's spread and margin increased steadily over the 2012 fiscal year and this trend has extended into the current quarter. These measures are under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit costs; increases in borrowing costs as maturity terms are extended and decreased net interest income due to funds used for repurchase activity. However, the Company has been able to offset these pressures as spread, margin and net interest income all increased steadily over the periods. Several factors have contributed to this result. One such factor has been the utilization of overnight borrowings. In the recent rate environment, such borrowings have a very low cost which contributed to the increased spread, margin and net interest income. The Company has been able to successfully lower the cost of overall deposits, particularly money market deposits, without a significant impact on balances. The shifting of assets out of investments and into higher yielding loans extended this improvement. Recent modifications of FHLB advances also serve to offset some of the pressures of the current interest rate environment. The Company's largest interest rate risk exposure is to a flat or inverted yield curve.

The Company's net interest income and net interest rate spread were both negatively impacted in both periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $791,000 and $327,000 for the three months ended September 30, 2012 and 2011, respectively.

Provision for Loan Losses

The Company recorded provisions for loan losses of $1.5 million for the three months ended September 30, 2012 as compared to $3.5 million for the three months ended September 30, 2011. A rollforward of the allowance for loan losses for the three months ended September 30, 2012 and 2011 is presented below:

	Quarter ended
	September 30,
	2012	2011
	(In thousands)
Balance at beginning of period	$31,187	$26,514
Provisions charged to operations	1,500	3,500
Recoveries of loans previously charged off	1	--
Loans charged off	184	2,474
Balance at end of period	$32,504	$27,540

Allowance for loan losses to total loans	1.51%	1.56%
Net charge-offs (annualized) to average loans outstanding	0.04%	0.58%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
	(in thousands)
Delinquency Totals
30 - 59 days past due	$ 15,544	$ 13,783	$ 11,325	$ 12,823	$ 15,802
60 - 89 days past due	7,363	8,555	7,900	7,939	5,694
Nonaccrual	26,275	18,342	18,715	18,244	16,954
Total	$ 49,182	$ 40,680	$ 37,940	$ 39,006	$ 38,450

Non Performing Asset Totals
Nonaccrual loans, per above	$ 26,275	$ 18,342	$ 18,715	$ 18,244	$ 16,954
Real Estate Owned	2,837	2,740	4,266	4,951	4,419
Total	$ 29,112	$ 21,082	$ 22,981	$ 23,195	$ 21,373

Nonaccrual loans to total loans	1.22%	0.90%	0.96%	0.98%	0.96%
Delinquent loans to total loans	2.28%	2.00%	1.95%	2.10%	2.18%
Non performing assets to total assets	1.05%	0.78%	0.87%	0.89%	0.82%

Delinquent loan totals were fairly steady over the fiscal year ended June 30, 2012. However, there has been an increase in nonaccrual loans during the quarter ended September 30, 2012. The increase is primarily due to four loans, each greater than $1.0 million, which were placed on nonaccrual during the quarter. Each of these loans was previously classified. At the present time, management does not foresee significant additional exposures in these loans beyond the reserves previously established. This situation, in large part, was the reason an increase in the quarterly provision (versus the preceding quarter) was not warranted despite the increased level of delinquencies. These loans are discussed in greater detail below.

At September 30, 2012, there are six nonaccrual loans as well as one nonaccrual loan relationship (consisting of nine loans) with balances greater than $1.0 million. These loans are discussed below:

  A construction loan relationship in which Oritani is a participant. The relationship entails two borrowing entities and four separate properties. Oritani's portion of this loan relationship totals $4.8 million. All four of the properties are for residential tract development and are located in Rockland and Orange Counties, New York. The loan is classified as impaired and as a troubled debt restructuring ("TDR") as of September 30, 2012. A charge off of $1.5 million was previously recognized against this loan relationship. In addition, an impairment reserve of $1.7 million remains against this loan as of September 30, 2012. This impairment reserve was increased by $500,000 during the quarter ended September 30, 2012 to align the net book balance with the estimated proceeds of a bulk sale. There is no sale to report at this time. However, management has been dissatisfied with the progress toward settlement of this matter and is willing to consider other resolution options.

  A $3.2 million construction loan for a luxury home in Morris County, New Jersey. The loan had paid as agreed but matured and the collateral for the loan remained unsold. The borrower was unwilling to agree to the terms required by the Company to extend the loan. The Company initiated foreclosure proceedings and the borrower stopped making interest payments. The loan was classified as impaired as of September 30, 2012. In accordance with the results of the impairment analysis for this loan, no reserve was required as of September 30, 2012. The borrower has subsequently consented to the majority to the extension terms, and it currently appears likely all delinquent amounts will be paid and that the loan will be extended during the quarter ending December 31, 2012.

  A $2.4 million mixed use building in Bergen County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a charge off of $417,000 was previously recognized against this loan and a $549,000 impairment reserve remains against this loan as of September 30, 2012. The Company reached an agreement with the borrower whereby the Company will receive a deed in lieu of foreclosure and a cash settlement from the borrower, in exchange for the release of his personal guarantee. The Company expects to obtain title to the property during the quarter ending December 31, 2012, and will then attempt to promptly dispose of the property.

  A $1.8 million construction loan for a luxury home in Morris County, New Jersey. The Company reached a settlement and forbearance agreement with the borrower on this matter during the quarter ended March 31, 2012. The loan is classified as a nonaccrual troubled debt restructuring ("TDR") as of September 30, 2012. As such, this loan is included in the nonaccrual loan total at September 30, 2012. However, the borrower has complied with all facets of the new agreement since its origination, including interest payments, and is fully current.

  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $205,000 impairment reserve was established against this loan as of September 30, 2012.

  A $2.5 million construction loan on improved land in Somerset County, New Jersey. The loan is classified as Substandard. Loan had previously matured and been extended under terms acceptable to the Company. Loan matured again in April, 2012. Borrowers have been unable to develop their project as envisioned and agreed to sell the property as is. The Company refused to grant an extension until substantial progress had been made toward sale of the collateral. One piece has been sold and closed, a second piece is under contract and the third (and final) piece is being marketed for sale. Oritani receives all net proceeds from sales. The Company is now considering granting an extension. The Company continues to expect repayment in full from the borrower through the sale of the remaining collateral and/or the personal guarantee of the borrowers. Although all monthly payments continue to be made on the loan, the loan was classified as nonaccrual and all payments received on the loan have been utilized to reduce principal exposure.

  A $1.1 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as Substandard. The loan initially exhibited delinquency approximately one year ago and legal action commenced at that time. Sporadic payments were received from the borrower. Loan was placed on nonaccrual during the quarter ended September 30, 2012 as the loan became 90 days delinquent. A monetary judgment has been obtained against the guarantors and foreclosure proceedings continue. Borrower resumed payments subsequent to September 30, 2012. Borrower claims some of his financial pressures have abated and has requested a loan modification. The Company is considering this request.

There are eleven other multifamily/commercial real estate loans, totaling $4.9 million, classified as nonaccrual at September 30, 2012. The largest of these loans has a balance of $780,000.

There are thirteen residential loans, totaling $3.9 million, classified as nonaccrual at September 30, 2012. The largest of these loans has a balance of $958,000.

See "Comparison of Financial Condition at September 30, 2012 and June 30, 2012" for a discussion of Real Estate Owned.

Other Income

Other income decreased by $681,000 to $1.2 million for the three months ended September 30, 2012, from $1.9 million for the three months ended September 30, 2011. Service charge income decreased by $83,000 to $244,000 for the three months ended September 30, 2012, from $327,000 for the three months ended September 30, 2011 primarily due to decreased fees on checking accounts. Net income from investments in real estate joint ventures decreased by $62,000 to $139,000 for the three months ended September 30, 2012, from $201,000 for the three months ended September 30, 2011. Results for both periods are reduced (versus budget) due to decreased income at one commercial property. Repairs on this property were extensive and situation has caused changes in the tenant base. Income from investments in real estate joint ventures is expected to be below historical levels for the remainder of the fiscal year. The Company had nonrecurring gains in both the 2012 and 2011 periods. The 2012 gain was an $8,000 net gain realized on the sale of real estate owned property. The 2011 gain was a $569,000 net gain that was realized on the sale of a loan classified as held for sale (and a minor gain on the sale of a real estate owned property).

Operating Expenses

Operating expenses increased by $1.0 million, or 12.7%, to $9.2 million for the three months ended September 30, 2012, from $8.2 million for the three months ended September 30, 2011. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased by $1.3 million to $6.9 million for the three months ended September 30, 2012, from $5.6 million for the three months ended September 30, 2011. Stock awards and options were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. Expense associated with stock based compensation plans increased $1.0 million to $1.9 million for the three months ended September 30, 2012, from $876,000 for the three months ended September 30, 2011. The 2011 period only contained 1.5 months of amortization of Equity Plan costs versus 3 months in the 2012 period. Compensation increased $191,000 to $2.6 million for the three months ended September 30, 2012, from $2.5 million for the three months ended September 30, 2011. Real estate owned operations decreased $312,000 to $52,000 for the three months ended September 30, 2012, from $364,000 for the three months ended September 30, 2011. The 2011 period includes expenses associated with the fair market value adjustment of three properties as well as costs incurred in preparation of sale of another property.

Income Tax Expense

Income tax expense for the three months ended September 30, 2012 was $5.5 million on pre-tax income of $14.7 million, resulting in an effective tax rate of 37.3%.  Income tax expense for the three months ended September 30, 2011 was $3.9 million on pre-tax income of $11.2 million, resulting in an effective tax rate of 34.5%. The increase in tax rate is primarily due to limitations on deductions associated with compensation expense.

Comparison of Financial Condition at September 30, 2012 and June 30, 2012

Total Assets.  Total assets increased $70.0 million, or 2.6%, to $2.77 billion at September 30, 2012, from $2.70 billion at June 30, 2012. The primary investing activity was in loans funded by increases in overnight borrowings and cash flows from the investment portfolio.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $1.9 million to $9.6 million at September 30, 2012, from $11.4 million at June 30, 2012.

Net Loans. Loans, net increased $123.6 million to $2.12 billion at September 30, 2012, from $1.99 billion at June 30, 2012. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $218.0 million for the three months ended September 30, 2012.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS decreased $44.7 million to $429.2 million at September 30, 2012, from $473.9 million at June 30, 2012.

Real Estate Owned. Real estate owned ("REO") increased $97,000 to $2.8 million at September 30, 2012, from $2.7 million at June 30, 2012. During the quarter ended September 30, 2012, the Company took title to one property and disposed of one property. The $2.8 million balance consists of 5 properties.

Deposits. Deposits decreased $28.7 million, or 2.1%, to $1.36 billion at September 30, 2012, from $1.39 billion at June 30, 2012. Growth in core deposit accounts was offset by outflows of time deposits.

Borrowings. Borrowings increased $91.3 million, or 12.2%, to $837.2 million at September 30, 2012, from $745.8 million at June 30, 2012.

Stockholders' Equity. Stockholders' equity increased $5.1 million to $515.8 million at September 30, 2012, from $510.7 million at June 30, 2012.  The increase was primarily due to net income partially offset by dividends.

Based on our September 30, 2012 closing price of $15.05 per share, the Company stock was trading at 131.9% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	June 30,
Assets	2012	2011
	(unaudited)
Cash on hand and in banks	$ 3,613	$ 4,016
Federal funds sold and short term investments	5,952	7,423
Cash and cash equivalents	9,565	11,439

Loans, net	2,116,373	1,992,817
Securities available for sale, at fair value	11,953	26,031
Mortgage-backed securities held to maturity, fair value of $37,257 and $37,648 at September 30, 2012 and June 30, 2012, respectively	35,242	36,130
Mortgage-backed securities available for sale, at fair value	429,173	473,920
Bank Owned Life Insurance (at cash surrender value)	46,688	46,283
Federal Home Loan Bank of New York stock ("FHLB"), at cost	42,333	38,222
Accrued interest receivable	11,235	10,630
Investments in real estate joint ventures, net	5,813	5,441
Real estate held for investment	1,130	1,123
Real estate owned	2,837	2,740
Office properties and equipment, net	15,298	15,442
Deferred tax assets	27,612	25,570
Other assets	15,775	15,194
Total Assets	$ 2,771,027	$ 2,700,982

Liabilities
Deposits	$ 1,360,965	$ 1,389,706
Borrowings	837,203	745,865
Advance payments by borrowers for taxes and insurance	14,966	15,217
Official checks outstanding	4,183	3,852
Other liabilities	37,877	35,633
Total liabilities	2,255,194	2,190,273

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued and 45,207,715 shares outstanding at September 30, 2012; 56,245,065 shares issued and 45,198,765 shares outstanding at June 30, 2012.	562	562
Additional paid-in capital	494,027	495,704
Unallocated common stock held by the employee stock ownership plan	(27,275)	(27,582)
Restricted Stock Awards	(15,315)	(19,146)
Treasury stock, at cost; 11,037,350 shares at June 30, 2012 and 11,046,300 shares at June 30, 2012	(143,537)	(143,469)
Retained income	203,328	200,718
Accumulated other comprehensive income, net of tax	4,043	3,922
Total stockholders' equity	515,833	510,709

Total Liabilities and Stockholders' Equity	$ 2,771,027	$ 2,700,982

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three Months Ended September 30, 2012 and 2011
.

	Three months ended
	September 30,
	2012	2011
	unaudited
	(in thousands, except per share data)
Interest income:
Mortgage loans	$ 29,082	$ 25,929
Securities held to maturity and dividends on FHLB stock	407	299
Securities available for sale	74	382
Mortgage-backed securities held to maturity	234	249
Mortgage-backed securities available for sale	2,024	2,858
Federal funds sold and short term investments	1	29
Total interest income	31,822	29,746

Interest expense:
Deposits	2,334	3,683
Borrowings	5,298	5,076
Total interest expense	7,632	8,759

Net interest income before provision for loan losses	24,190	20,987

Provision for loan losses	1,500	3,500
Net interest income	22,690	17,487

Other income:
Service charges	244	327
Real estate operations, net	370	350
Net (loss) income from investments in real estate joint ventures	139	201
Bank-owned life insurance	405	404
Net gain on sale of assets	8	569
Other income	59	55
Total other income	1,225	1,906

Other expenses:
Compensation, payroll taxes and fringe benefits	6,908	5,588
Advertising	90	152
Office occupancy and equipment expense	682	606
Data processing service fees	407	315
Federal insurance premiums	270	287
Real estate owned operations	52	364
Other expenses	824	877
Total other expenses	9,233	8,189

Income before income tax expense	14,682	11,204
Income tax expense	5,471	3,869
Net income	$ 9,211	$ 7,335

Income per basic and diluted common share	$ 0.22	$ 0.15

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	September 30, 2012			September 30, 2011
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,019,479	$ 29,082	5.76%	$ 1,710,124	$ 25,929	6.06%
Securities held to maturity (2)	38,583	407	4.22%	27,847	299	4.29%
Securities available for sale	20,178	74	1.47%	107,215	382	1.43%
Mortgage backed securities held to maturity	35,830	234	2.61%	37,042	249	2.69%
Mortgage backed securities available for sale	458,944	2,024	1.76%	528,526	2,858	2.16%
Federal funds sold and short term investments	1,577	1	0.25%	42,765	29	0.27%
Total interest-earning assets	2,574,591	31,822	4.94%	2,453,519	29,746	4.85%
Non-interest-earning assets	123,017			112,643
Total assets	$ 2,697,608			$ 2,566,162

Interest-bearing liabilities:
Savings deposits	165,280	97	0.23%	153,397	210	0.55%
Money market	443,406	559	0.50%	389,034	841	0.86%
Checking accounts	212,919	135	0.25%	175,901	212	0.48%
Time deposits	552,143	1,543	1.12%	668,466	2,420	1.45%
Total deposits	1,373,748	2,334	0.68%	1,386,798	3,683	1.06%
Borrowings	753,221	5,298	2.81%	531,603	5,076	3.82%
Total interest-bearing liabilities	2,126,969	7,632	1.44%	1,918,401	8,759	1.83%
Non-interest-bearing liabilities	55,392			52,506
Total liabilities	2,182,361			1,970,907
Stockholders' equity	515,247			595,255
Total liabilities and stockholders' equity	$ 2,697,608			$ 2,566,162

Net interest income		$ 24,190			$ 20,987
Net interest rate spread (3)			3.50%			3.02%
Net interest-earning assets (4)	$ 447,623			$ 535,118
Net interest margin (5)			3.76%			3.42%
Average of interest-earning assets to interest-bearing liabilities			121.05%			127.89%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400